234 Ninth Avenue North	T 206-624-3357
Seattle, WA	F 206-624-6857
98109	www.jonessoda.com

NEWS RELEASE

JONES SODA CO. ANNOUNCES RECORD FOURTH QUARTER AND 2006 YEAR-END
FINANCIAL RESULTS
—Fourth Quarter Revenues Increased 15% to $10.0 Million—
—Fiscal Year 2006 Revenues Increased 16.5% to $39.0 Million—
—Fiscal Year Earnings before interest and taxes increased 111%
— Fourth Quarter EPS of $0.08 vs. $0.03 —

March 8, 2007	Trading Symbol:	NASDAQ: TSX-V:	JSDA JSD

Seattle, Washington – Jones Soda Co. (the “Company” or “Jones”) today announced financial results for the fourth quarter and fiscal year ended December 31, 2006.

Fourth Quarter Highlights

•	Revenue increased 15% to $10.0 million compared to $8.8 million a year ago

•	Earnings before interest and taxes increased 179% to $1.7m

•	Net income increased 256% to $2.1 million versus $0.6 million last year

•	Diluted earnings per share rose 167% to $0.08 compared to $0.03 a year ago.

Fiscal 2006 Highlights

•	Revenue increased 16.5% to $39.0 million versus $33.5 million in 2005

•	Earnings before interest and taxes increased 111% to $2.7m

•	Net income increased 257% to $4.6 million from $1.3 million last year

•	Diluted earnings per share rose 217% to $0.19 compared to $0.06 a year ago

Peter van Stolk, President and CEO stated, “Our strong fourth quarter performance was extremely rewarding and represents a great finish to a record year for our Company. Sales of our CSD concentrate contributed to a significant improvement in revenues and gross margin, which coupled with key operating expense leverage allowed us to translate a 15% increase in revenues into a 167% gain in earnings per share. We begin the new year with positive momentum and a heightened sense of excitement about the potential of our business.”

Gross margin for the fourth quarter increased to 47.4% versus 36.6% in the fourth quarter of the prior year. Operating expenses as a percentage of sales for the fourth quarter increased to 31.2% from 30.8% in the corresponding period in the prior year. Excluding stock option expense, operating expenses as a percentage of sales for the fourth quarter improved to 29.0% from 30.8 % in the fourth quarter of last year.

For the year ended December 31, 2006 gross margin increased to 39.2% compared to 34.6% for fiscal 2005. Operating expenses as a percentage of sales for the year were 33.9% compared to 32.9% for fiscal 2005. Excluding stock option expense, operating expenses as a percentage of sales for fiscal 2006 improved to 31.2% from 32.9 % in the prior year.

Mr. van Stolk continued, “Fiscal 2006 was marked by the execution of several important initiatives that have significantly enhanced our growth prospects, further differentiated our brand from the competition, and set the stage for an exciting 2007. Foremost, we signed a distribution and manufacturing agreement with National Beverage Corp. for 12 oz. Jones Soda and 16 oz. Jones Energy cans for the U.S. marketplace. After the successful launch during 2005 and 2006 for our first ever line of cans exclusively at Target, we are excited to go after a much larger piece of the $66 billion CSD category. Additionally, we made the strategic decision to sweeten our new cans with pure cane sugar rather than high fructose corn syrup, which is predominately used throughout the industry. Not only does this provide our consumers a healthier alternative, it sets Jones Soda apart from the other beverage companies. We are optimistic about the opportunities we believe our new Jones Pure Cane Soda will provide, and we have already secured more than 25% ACV through shelf space at major retailers”.

Mr. van Stolk concluded, “We are very pleased with our overall performance in fiscal 2006. Financially, we increased revenues more than 16% and drove an earnings per share gain of 217%. At the same time, we successfully raised $30 million to help fund our future growth. Operationally, we continued to gain shelf space within our DTR relationships, increased our geographic penetration through our DSD business, and prepared for the launch of our 24C vitamin drink mix into the marketplace. We also upgraded our operating platform with the addition of key personnel to better support both our core businesses as well as our new 12 oz. can venture. Strategically, we once again provided consumers with unique, limited edition Jones Soda products, such as our Valentines Day, Thanksgiving and 10th Anniversary Hot Wheels collectors’ packs. Over the past 12 months we have strengthened our foundation, increased our brand equity, and further evolved our strategy, as we continue our transformation from a small player in a niche market into the premium name in the beverage industry. We move forward with a powerful portfolio of branded products that we believe will allow us to deliver long-term growth and profitability and increased shareholder value.”

About Jones Soda Co.
Headquartered in Seattle, Washington, Jones Soda Co. manufactures its Jones Soda, Jones Pure Cane Soda, Jones Energy, Jones Organics, Jones Naturals, Jones 24C and Whoopass brands and sells through its distribution network in select markets across North America. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

This press release contains forward-looking statements and projections concerning the Company’s plans, strategies, expectations, predictions and financial projections concerning the Company’s future activities and results of operations and other future events or conditions, and are ”forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “anticipate,” “may,” “will,” “plan,” “intend,” “estimate,” “could,” and other similar expressions are intended to identify these forward-looking statements. In particular, statements in this release regarding potential growth opportunities, working capital and cash flow management, operational and expense controls, future profitability and results of operations are forward looking. Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information involve risks and uncertainties that may affect the Company’s actual results of operations. These statements by the Company are subject to certain risks, including, among others, future demand for its products, competition from other businesses providing similar products, the ability to maintain profitability and control expenses and the Company’s ability to successfully execute its business strategy. These and other risks and uncertainties are discussed in more detail in the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov.

(See attached Exhibits)

JONES SODA CO.

CONSOLIDATED STATEMENT OF OPERATIONS

($US)

	Three Months Ended		Twelve Months Ended
	December 31,			December 31,
	2006	2005	2006		2005
Revenue	$10,047,925	$8,751,376	$39,035,125		$33,511,053
Cost of Goods Sold	5,285,751	5,549,131	23,730,059		21,915,930
Gross Profit	$4,762,174	$3,202,245	$15,305,066		$11,595,123
Gross Margin	47.4%	36.6%	39.2%		34.6%
Licensing Revenue	125,611	123,425	684,256		724,183
Operating Expenses(1):
Promotion and Selling	$1,665,383	$1,728,250	$8,480,088		$7,666,733
General & Admin.	1,470,626	968,307	4,750,102		3,347,615

	3,136,009	2,696,557	13,230,190		11,014,348

Earnings before interest & taxes	$1,751,776	$629,113	$2,759,132		$1,304,958
Interest income, net	360,252	1,664	912,557		28,600

Earnings before income taxes	$2,112,028	$630,777	$3,671,689		$1,333,558
Income tax benefit (expense)
Current	60,613	(50,532)	(241,741)		(50,532)
Deferred	(109,313)	-	1,144,491	-

Earnings for the period	$2,063,328	$580,245	$4,574,439		$1,283,026

Earnings per share:
Basic	$.08	$.03	$.19	$.06
Diluted	$.08	$.03	$.19	$.06
Weighted average number of common stock:
Basic	25,387,744	21,491,906	23,890,313	21,412,214
Diluted	26,208,171	22,683,354	24,629,318	22,593,127
(1) Includes non-cash stock based
compensation:
Promotion and selling	$40,235	—	$323,085	—
General and administrative	$190,364	$860	$734,042	$5,745

JONES SODA CO.
CONSOLIDATED BALANCE SHEETS
($US)

	Dec. 31, 2006	Dec. 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$13,905,870	$1,176,101
Short term investments	16,318,510	—
Accounts receivable	6,914,422	3,699,994
Inventory	5,783,067	4,694,213
Deferred income tax asset	1,507,145	—
Prepaid expenses	712,690	146,614

	$45,141,704	$9,716,922
Deferred income tax asset	427,993	—
Capital assets	756,618	662,942
Other assets	1,414,138	—
Intangible assets	211,931	72,753

	$47,952,384	$10,452,617

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$5,446,953	$3,903,653
Current portion of capital lease obligations	70,471	114,110
Taxes payable	150,141	—
	$5,667,565	$4,017,763
Capital lease obligation	15,329	88,219
Shareholders’ equity	42,269,490	6,346,635

	$47,952,384	$10,452,617

JONES SODA CO.
CONSOLIDATED STATEMENT OF CASH FLOWS
($US)

	Twelve months ended	Twelve months ended
	Dec. 31, 2006	Dec. 31, 2005	2005
Cash flows from operating activities :
Earnings for the year	$4,574,439	$1,283,026
Items not involving cash:
Depreciation and amortization	256,046	220,283
Deferred income taxes	(1,144,491)	—
Stock based compensation	1,057,127	5,745
Excess tax benefit from exercise of stock options	(1,109,458)	—
Change in current assets and liabilities	(2,977,326)	(697,514)
Net cash from operating activities	656,337	811,540
Cash flows from investing activities:
Purchase of short-term investments – net	(16,318,510)	—
Purchase of capital assets	(313,556)	(50,871)
Purchase of other assets	(1,414,138)	—
Purchase of intangible assets	(174,594)	(42,072)

Net cash used in investing activities	(18,220,798)	(92,943)
Cash flows from financing activities:
Net proceeds from PIPE	28,077,350	—
Proceeds from exercise of options	1,223,951	710,137
Excess tax benefit from exercise of stock options	1,109,458	—
Net repayment under line of credit	—	(480,285)
Net repayment of capital lease obligations	(116,529)	(105,881)
Net cash from financing activities	30,294,230	123,971

Net increase in cash and cash equivalents	12,729,769	842,568
Cash and cash equivalents, beginning of year	1,176,101	333,533

Cash and cash equivalents, end of year	$13,905,870	$1,176,101

For further information, contact:

Peter van Stolk, Jones Soda Co. (206) 624-3357 or pvs@jonessoda.com	Chad Jacobs, ICR (203) 682-8200 or

cjacobs@icr-online.com

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